Exhibit 99.1

PAPA JOHNS ANNOUNCES FIRST QUARTER 2025 FINANCIAL RESULTS

Louisville, Kentucky (May 8, 2025) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the first quarter ended March 30, 2025.

Highlights
•North America comparable sales were down 3% from a year ago as Domestic Company-owned restaurants were down 5% and North America franchised restaurants were down 2%; International comparable sales were up 3% compared with the prior year quarter.
•Opened 47 new restaurants systemwide, comprised of 18 restaurant openings in North America and 29 restaurant openings in International markets.
•Global system-wide restaurant sales were $1.22 billion, a 1%(a) increase compared with the prior year first quarter, as higher International comparable sales and trailing twelve-month net restaurant growth were partially offset by lower North American comparable sales.
•Total revenues of $518 million were up 1% compared with the prior year quarter as higher Commissary and Advertising Funds revenues were partially offset by lower revenues at our Company-owned restaurants.
•Net income was $9 million compared with $15 million in the prior year first quarter and adjusted EBITDA(b) was $50 million compared with $61 million in the prior year quarter.
•Diluted earnings per common share was $0.27 compared with $0.44 in the prior year quarter; adjusted diluted earnings per common share(b) was $0.36 compared with $0.67 last year.

CEO Commentary

“We are pleased with our continued progress in the first quarter to advance our transformation as we execute against our five key priorities. Our strategic investments in marketing and technology are driving early momentum in the business, and customers are responding positively to our strengthened value proposition and enhanced digital and loyalty experiences, as evidenced by sequential improvement in comparable sales and transactions,” said Todd Penegor, President and CEO.

“First quarter results were in line with our expectations, and we are confident we have the right team and strategy to grow restaurant sales, generate sustainable profits throughout the system, and build long-term value for all of our stakeholders,” Penegor added.

(a) Growth rate excludes the impact of foreign currency.
(b) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.

Financial Highlights

	Three Months Ended
(In thousands, except per share amounts)	March 30, 2025	March 31, 2024	Increase (Decrease)
Total revenues	$518,309	$513,916	$4,393
Net income	$9,343	$14,914	$(5,571)
Adjusted EBITDA(a)	$49,624	$60,565	$(10,941)
Diluted earnings per common share	$0.27	$0.44	$(0.17)
Adjusted diluted earnings per common share(a)	$0.36	$0.67	$(0.31)

Results for the first three months of 2025 are not directly comparable with the first three months of 2024, as year-over-year comparisons are impacted by the UK restaurant closures and refranchising transactions that occurred in the second and third quarters of 2024.

First Quarter 2025 Results
Revenue: Total revenues of $518.3 million increased $4.4 million, or 0.9%, in the first quarter of 2025 compared with the prior year period. The higher revenues were largely attributable to an $11.4 million increase in Commissary revenues, reflecting higher commodity prices during the quarter, partially offset by lower transaction volumes, and a $6.6 million increase in Advertising funds revenue, reflecting the 100 basis point increase to the National Marketing Fund contribution rate that began in the second quarter of 2024.

The above increases were partially offset by a $17.4 million decrease in Company-owned restaurant sales, largely attributable to a decline of $11.9 million in revenues from our International Company-owned restaurants, primarily related to lower revenues from our Company-owned restaurants in the UK, as 105 formerly Company-owned restaurants were previously refranchised or closed and a $5.4 million decline at our Domestic Company-owned restaurants primarily due to lower comparable sales.

System-wide sales: For the first quarter of 2025, Global system-wide restaurant sales were $1.22 billion, up 1% compared with the prior year first quarter (growth rate excludes the impact of foreign currency), as higher International comparable sales and 2% global net restaurant growth on a trailing twelve-month basis were partially offset by lower North America comparable sales.

Net income: First quarter Net income was $9.3 million, a $5.6 million decrease compared with the prior year first quarter, as higher revenues were more than offset by higher G&A expenses related to incremental marketing and loyalty investments to support the Company’s brand positioning work and the Company’s biannual franchisee conference. In addition, Net income reflects lower interest expense primarily due to lower average interest rates during the quarter and lower tax expense compared with the first quarter of 2024, primarily driven by lower pre-tax income.

Adjusted EBITDA: Adjusted EBITDA(a) was $49.6 million, a $10.9 million decrease from the prior year first quarter. The decrease was primarily due to higher revenues more than offset by higher G&A expenses related to incremental marketing and loyalty investments to support the Company’s brand positioning work and the Company’s biannual franchisee conference, as referenced above.

Additionally, the variance between Net income and adjusted EBITDA was due to Non-GAAP adjustments of $4 million of stock-based compensation, $2 million of International restructuring costs in
(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.

the UK, approximately $1 million of expenses related to natural disasters, and approximately $1 million of strategic initiative costs compared with the prior year quarter.

Earnings per share: Diluted earnings per common share was $0.27 for the first quarter of 2025 compared with $0.44 in the first quarter of 2024. Adjusted diluted earnings per common share(a) was $0.36 for the first quarter of 2025 compared with $0.67 in the first quarter of 2024. These changes were driven by the same factors impacting Net income and adjusted EBITDA(a) as discussed above.

Refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three months ended March 30, 2025.

2025 Outlook

The Company is reiterating its 2025 annual guidance for the following metrics:
•System-wide sales: up 2% to 5%
•North America comparable sales: Flat to up 2%
•International comparable sales: Flat to up 2%
•Restaurant development:
◦North America: 85 to 115 gross openings
◦International: 180 to 200 gross openings
•Adjusted EBITDA (as defined below): $200 million to $220 million
•Depreciation & amortization: $70 million to $75 million
•Interest expense: $40 million to $45 million
•Tax rate: 28% to 32%
•Capital expenditures: $75 million to $85 million

Adjusted EBITDA represents Net income before Net interest expense, Income tax expense, Depreciation and amortization, Stock-based compensation expense, and other adjustments that vary from period to period in accordance with the Company’s Non-GAAP policy. The Company believes adjusted EBITDA is a meaningful measure as it is widely used by analysts and investors to value the Company and its restaurants on a consistent basis. Adjusted EBITDA is not a term defined by GAAP, and is not intended to be a substitute for operating income, net income, or cash flows from operating activities, as defined under generally accepted accounting principles. As a result, our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies.

This release includes forward-looking projections for certain non-GAAP financial measures, including adjusted EBITDA. The Company excludes certain expenses and benefits from adjusted EBITDA that, due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable to, without unreasonable effort or expense, provide a reconciliation to Net income of those projected measures.

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the three months ended March 30, 2025, compared with the three months ended March 31, 2024 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended
Amounts below exclude the impact of foreign currency	March 30, 2025	March 31, 2024
Comparable sales growth (decline):
Domestic Company-owned restaurants	(4.6)%	(3.0)%
North America franchised restaurants	(2.3)%	(1.5)%
North America restaurants	(2.7)%	(1.8)%
International restaurants	3.2%	(2.6)%
Total comparable sales decline	(1.3)%	(2.0)%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants	(3.7)%	(2.0)%
North America franchised restaurants	(0.4)%	(1.6)%
North America restaurants	(1.0)%	(1.7)%
International restaurants (a)	5.7%	1.6%
Total global system-wide restaurant sales growth (decline) (a)	0.6%	(0.9)%

Global Restaurants

As of March 30, 2025, there were 6,019 Papa Johns restaurants operating in 50 countries and territories, as follows:

First Quarter	Domestic Company-owned	Franchised North America	Total North America	International Company-owned	International Franchised	Total International	System-wide
Beginning - December 29, 2024	539	2,975	3,514	13	2,503	2,516	6,030
Opened	1	17	18	—	29	29	47
Closed	(1)	(15)	(16)	—	(42)	(42)	(58)
Refranchised	—	—	—	—	—	—	—
Ending - March 30, 2025	539	2,977	3,516	13	2,490	2,503	6,019
Net restaurant growth/(decline)	—	2	2	—	(13)	(13)	(11)
Trailing four quarters net restaurant growth	3	66	69	(104)	140	36	105

(a) System-wide sales for the three months ended March 31, 2024 include $0.4 million of International sales related to the first quarter of 2024 that were erroneously omitted in prior periods.

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment, was $19.1 million for the three months ended March 30, 2025, compared with an outflow of $1.1 million in the prior year period. The year over year change primarily reflects the timing of cash payments for the National Marketing Fund and improved working capital, along with a $0.8 million decrease in capital expenditures.

	Three Months Ended
(in thousands)	March 30, 2025	March 31, 2024
Net cash provided by operating activities	$31,336	$11,987
Purchases of property and equipment	(12,231)	(13,058)
Free cash flow	$19,105	$(1,071)

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend

The Company paid cash dividends of $15.2 million ($0.46 per common share) in the first quarter of 2025. On May 1, 2025, our Board of Directors declared a second quarter dividend of $0.46 per common share. The dividend will be paid on May 30, 2025 to stockholders of record as of the close of business on May 19, 2025.

Conference Call

Papa Johns will host a call with analysts today, May 8, 2025, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns

Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 6,000 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, depreciation and amortization, interest expenses, tax rates, system-wide sales, adjusted EBITDA, the current economic environment, industry trends, consumer behavior and preferences, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, changes in management, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product, digital and technology innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, dividends, effective tax rates, regulatory changes and impacts, repositioning of the UK market, International restructuring plans, including timing of completion, expected benefits and costs, International consumer demand, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions in U.S. and international markets; labor shortages at Company and/or franchised restaurants and our quality control centers; increases in labor costs, changes in commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation, increased tariffs, trade barriers, immigration policies, or climate change; the potential for delayed new restaurant openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the U.S. and global economy and our business related to geopolitical conflicts including conflicts in Ukraine and the Middle East and risks related to a possible economic recession or downturn that could reduce consumer spending or demand.

These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the Company, please visit www.papajohns.com.

Contact

Papa Johns Investor Relations
investor_relations@papajohns.com

Source: Papa John’s International, Inc.

Supplemental Information and Financial Statements

Definitions

“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Financial Statement Updates

The Company has implemented several financial statement changes to evolve and modernize our financial statements and footnotes to increase transparency and better reflect management’s key performance metrics. Financial results for the three months ended March 31, 2024 have been updated to conform with the current presentation to classify revenues and expenses based on the nature of the underlying activities without regard to operating segment. Please refer to the Company’s Form 10-K for the year ended December 29, 2024 and Company’s Form 10-Q for the first quarter ended March 30, 2025 for further information on segments.

Additionally, during the year ended December 29, 2024, the Company updated its internal cost allocation methodology to better reflect current levels of time and effort spent managing our different segments. These updates resulted in a higher allocation of previously unallocated corporate expenses to primarily the North America franchising and International segments. This update in methodology does not impact total reported expenses, and was implemented prospectively beginning with the year ended December 29, 2024. The comparative information has been recast.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share are net income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table below reconciles our GAAP financial results to our non-GAAP financial measures.

Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures

	Three Months Ended
(In thousands, except per share amounts)	March 30, 2025	March 31, 2024
Net income	$9,343	$14,914
Income tax expense	4,543	7,741
Net interest expense	10,079	11,063
Depreciation and amortization	18,343	17,674
International restructuring costs (a)	2,180	9,543
Net expenses due to natural disasters (b)	892	—
Strategic initiative costs (c)	575	—
Stock-based compensation expense	3,669	(370)
Adjusted EBITDA	$49,624	$60,565

Net income attributable to common shareholders	$9,028	$14,636
International restructuring costs (a)	2,135	9,523
Net expenses due to natural disasters (b)	892	—
Strategic initiative costs (c)	575	—
Tax effect of adjustments (d)	(818)	(2,152)
Adjusted net income attributable to common shareholders	$11,812	$22,007

Diluted earnings per common share	$0.27	$0.44
International restructuring costs (a)	0.06	0.29
Net expenses due to natural disasters (b)	0.03	—
Strategic initiative costs (c)	0.02	—
Tax effect of adjustments (d)	(0.02)	(0.06)
Adjusted diluted earnings per common share	$0.36	$0.67

Footnotes to Non-GAAP Financial Measures
(a)Represents costs associated with the Company’s international transformation initiatives. For the three months ended March 30, 2025, these costs are comprised primarily of losses on franchisee notes receivable, professional services and other related costs, and lease termination costs.
(b)Represents expenses incurred, net of expected insurance recoveries, resulting from a tornado that struck our Texas QC Center in March 2025.
(c)Represents costs associated with project-based strategic initiatives. We consider these costs to be separate and distinct from other professional fees incurred in the ordinary course of business and not reflective of the ongoing costs to operate our business.
(d)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 22.7% and 22.6% for the three months ended March 30, 2025 and March 31, 2024, respectively.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	March 30, 2025	December 29, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,012	$37,955
Accounts receivable, net	99,908	101,677
Notes receivable, current portion	4,978	4,928
Income tax receivable	2,796	2,214
Inventories	37,195	35,245
Prepaid expenses and other current assets	53,226	48,586
Total current assets	242,115	230,605
Property and equipment, net	271,952	273,272
Finance lease right-of-use assets, net	42,091	28,761
Operating lease right-of-use assets	177,885	184,425
Notes receivable, less current portion, net	7,174	8,867
Goodwill	75,916	75,460
Other assets	80,955	87,562
Total assets	$898,088	$888,952

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$68,939	$61,842
Income and other taxes payable	14,853	11,987
Accrued expenses and other current liabilities	149,114	155,579
Current deferred revenue	13,703	15,519
Current finance lease liabilities	10,069	7,280
Current operating lease liabilities	26,221	25,756
Total current liabilities	282,899	277,963
Deferred revenue	20,324	21,287
Long-term finance lease liabilities	33,569	22,885
Long-term operating lease liabilities	172,463	173,557
Long-term debt, less current portion, net	741,933	741,650
Other long-term liabilities	62,839	64,923
Total liabilities	1,314,027	1,302,265

Redeemable noncontrolling interests	870	903

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,283 at March 30, 2025 and 49,283 at December 29, 2024)	493	493
Additional paid-in capital	449,625	452,449
Accumulated other comprehensive loss	(7,540)	(8,456)
Retained earnings	235,794	241,717
Treasury stock (16,555 shares at March 30, 2025 and 16,637 shares at December 29, 2024, at cost)	(1,110,306)	(1,115,729)
Total stockholders’ deficit	(431,934)	(429,526)
Noncontrolling interests in subsidiaries	15,125	15,310
Total Stockholders’ deficit	(416,809)	(414,216)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$898,088	$888,952

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(Unaudited)	Three Months Ended
(In thousands, except per share amounts)	March 30, 2025	March 31, 2024
Revenues:
Company-owned restaurant sales	$173,881	$191,251
Franchise royalties and fees	48,056	47,153
Commissary revenues	228,941	217,512
Other revenues	23,757	20,935
Advertising funds revenue	43,674	37,065
Total revenues	518,309	513,916
Costs and expenses:
Cost of sales	366,496	367,666
General and administrative expenses	65,167	57,877
Depreciation and amortization	18,343	17,674
Advertising funds expense	44,338	36,981
Total costs and expenses	494,344	480,198
Operating income	23,965	33,718
Net interest expense	(10,079)	(11,063)
Income before income taxes	13,886	22,655
Income tax expense (a)	(4,543)	(7,741)
Net income	9,343	14,914
Net income attributable to noncontrolling interests	(121)	(278)
Net income attributable to the Company	$9,222	$14,636

Net income attributable to common shareholders	$9,028	$14,636

Basic earnings per common share	$0.28	$0.45
Diluted earnings per common share	$0.27	$0.44

Basic weighted average common shares outstanding	32,778	32,644
Diluted weighted average common shares outstanding	32,920	32,909
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(a)    We have changed the signage of Income tax expense from the historic presentation for consistency purposes.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended
(In thousands)	March 30, 2025	March 31, 2024
Operating activities
Net income	$9,343	$14,914
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	1,712	604
Depreciation and amortization	18,343	17,674
Deferred income taxes	1,157	532
Stock-based compensation expense	3,669	(370)
Impairment loss	6,308	7,554
Loss on disposal of property and equipment	151	688
Other	(97)	302
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,344	5,750
Income tax receivable	(541)	660
Inventories	(1,881)	(1,981)
Prepaid expenses and other current assets	(4,854)	(2,252)
Other assets and liabilities	(2,591)	1,873
Accounts payable	5,242	(14,546)
Income and other taxes payable	3,144	4,718
Accrued expenses and other current liabilities	(11,911)	(18,166)
Deferred revenue	(2,794)	(1,284)
Advertising fund assets and liabilities	5,592	(4,683)
Net cash provided by operating activities	31,336	11,987
Investing activities
Purchases of property and equipment	(12,231)	(13,058)
Notes issued	—	(154)
Repayments of notes issued	978	886
Proceeds from investments	4,739	2,275
Other	(569)	(101)
Net cash used in investing activities	(7,083)	(10,152)
Financing activities
Net (repayments of) proceeds from revolving credit facilities	(196,838)	5,300
Proceeds from term loan	200,000	—
Debt issuance costs	(2,991)	—
Proceeds from exercise of stock options	—	840
Dividends paid to common stockholders	(15,174)	(15,068)
Tax payments for equity award issuances	(1,120)	(3,192)
Distributions to noncontrolling interests	(339)	(231)
Principal payments on finance leases	(2,392)	(2,433)
Other	287	182
Net cash used in financing activities	(18,567)	(14,602)
Effect of exchange rate changes on cash and cash equivalents	371	(52)
Change in cash and cash equivalents	6,057	(12,819)
Cash and cash equivalents at beginning of period	37,955	40,587
Cash and cash equivalents at end of period	$44,012	$27,768

Papa John’s International, Inc. and Subsidiaries
Segment Information

The following tables present the operating results of our segments. We have four reportable segments: Domestic Company-owned restaurants, North America franchising, North America commissaries, and International. Under ASC 280, Segment Reporting, our segment performance is evaluated based on adjusted EBITDA. See the Company’s Form 10-Q for the quarter-ended March 30, 2025 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter-ended March 30, 2025.

	Three Months Ended March 30, 2025
(in thousands)	Domestic Company-Owned Restaurants	NA Franchising	NA Commissaries	International
Revenues from external customers	$170,795	$35,552	$212,918	$39,111
Intersegment revenues	—	1,259	51,458	—
Segment revenue	$170,795	$36,811	$264,376	$39,111

Less segment expenses (a):
Cost of sales	$155,013	$—	$235,731	$19,785
General & administrative	10,750	9,563	9,292	8,844
Advertising funds expense	—	—	—	5,101
Segment adjusted EBITDA	$5,032	$27,248	$19,353	$5,381

	Three Months Ended March 31, 2024
(in thousands)	Domestic Company-Owned Restaurants	NA Franchising	NA Commissaries	International
Revenues from external customers	$176,224	$35,697	$203,287	$46,673
Intersegment revenues	—	1,049	49,267	—
Segment revenue	$176,224	$36,746	$252,554	$46,673

Less segment expenses (a):
Cost of sales	$151,106	$—	$226,287	$30,855
General & administrative	10,180	8,238	9,091	8,739
Advertising funds expense	—	—	—	2,886
Segment adjusted EBITDA	$14,938	$28,508	$17,176	$4,193
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(a)    Segment expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.

Papa John’s International, Inc. and Subsidiaries
Supplemental Information - All Other

in thousands, unaudited	Three Months Ended
All Other (a)	3/30/2025	3/31/2024
Revenues from external customers	$59,933	$52,035
Intersegment revenues	14,398	13,172
All Other revenues	$74,331	$65,207
All Other costs and expenses (b)
Cost of sales	$12,630	$12,895
General and administrative expenses	2,427	2,149
Advertising funds expense	49,110	43,265
All Other adjusted EBITDA (c)	$10,164	$6,898
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(a)    All other business units that do not meet the quantitative or qualitative thresholds for determining reporting segments, which are not operating segments, we refer to as “All Other.” These consist of operations that derive revenues from franchise contributions to marketing funds and information systems and related services used in restaurant operations, including our point-of-sale system, online and other technology-based ordering platforms. All Other is not a reportable segment under ASC 280, and this information is presented for informational purposes only. Please refer to the Company’s Form 10-Q for the first quarter ended March 30, 2025 for further information on segments, including reconciliations of segment measures to consolidated measures.
(b)    All Other costs and expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.
(c)    See the Company’s Form 10-Q for the first quarter ended March 30, 2025 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter-ended March 30, 2025.